EXHIBIT 10.1
AGREEMENT
     This Agreement (this “Agreement”) is made effective as of November 7, 2005 (the “Effective Date”) by and between United Dominion Realty Trust, Inc., a Maryland corporation (“Company”), and Thomas W. Toomey (“Executive”).
RECITALS
     WHEREAS, the Company has leased a Raytheon Hawker 800XP civil aircraft bearing United States Registration Number N526XP (to be changed to N837RE) Serial Number 258526 (the” Aircraft”) pursuant to the terms of that certain Aircraft Lease, dated as of June 24, 2005 (the “Aircraft Lease”) between the Company and Wells Fargo Bank Northwest, National Association (“Lessor”); and
     WHEREAS, the Company has entered into an Aircraft Management Agreement, dated as of June 1, 2005 between the Company and The Air Group, Inc., for The Air Group, Inc. to provide a fully qualified flight crew to operate the Aircraft; and
     WHEREAS, Executive is Chief Executive Officer and President of the Company; and
     WHEREAS, the Company agrees to provide the Aircraft to Executive and Executive desires to lease the Aircraft from the Company from time to time on the basis defined in Section 91.501(c) (1) of the Federal Aviation Regulations (“FARs”).
     NOW, THEREFORE, in consideration of the foregoing, and the other promises contained herein, the parties, intending to be legally bound hereby, agree as follows:
     1. Lease of Aircraft. The Company agrees to lease the Aircraft to Executive on a non-exclusive basis from time to time as mutually agreed between the parties pursuant to the provisions of FAR 91.501(c)(1) and to provide a fully qualified flight crew for all operations conducted under this Agreement. This Agreement and Executive’s rights hereunder are also subject to and expressly subordinate to the terms and conditions of the Aircraft Management Agreement.
     2. Term and Termination. This Agreement shall be effective on the date set forth above and, subject to the provisions of Section 13 of this Agreement, shall remain in effect until terminated by either party upon ten (10) days prior written notice to the other (the “Term”); provided however this Agreement shall automatically terminate upon the earlier of: (a) the date of termination of the Aircraft Lease; or (b) the date that Executive is no longer employed by the Company.
     3. Executive’s Payment Obligations. Executive shall pay to the Company for each flight conducted under this Agreement a lease fee (“Lease Fee”) equal to the actual expenses of each specific flight as authorized by FAR Part 91.501(d). Such actual expenses shall include:
•	Average weighted cost of fuel, oil, lubricants, and other additives;

•	Travel expenses of the crew, including food, lodging and ground transportation;

•	Hangar and tie-down costs away from the Aircraft’s base of operation;

•	Landing fees, airport taxes and similar assessments;

•	Customs, foreign permits, and similar fees directly related to the flight;

•	In-flight food and beverages;

•	Passenger ground transportation;

•	Trip related maintenance;

•	Flight planning and weather contract services; and

•	Repositioning Costs.
     4. Invoicing for Flights. The Company will pay all expenses related to the operation of the Aircraft when incurred, and will provide an invoice to Executive for the Lease Fee determined in accordance with paragraph 2 above on the last day of the month in which any flight or flights for the account of Executive have been made under this Agreement. Executive shall pay the Company the invoice, together with applicable taxes, within thirty (30) days of receipt of the invoice.
     5. Taxes. The amounts to be paid by Executive under FAR Part 91.501(d) are subject to a Federal Excise Tax as imposed under I.R.C. Section 4261. It is the responsibility of the Company to collect and remit the tax on the amounts paid. The Company is responsible for all other state or federal taxes that may arise under this Agreement.
     6. Requests for Flights. Executive will provide the Company with requests for flight time and proposed flight schedules as far in advance of any given flight as possible, and in any case, at least two (2) business days in advance of Executive’s planned departure (unless the Company agrees to a shorter notice in a particular case in its discretion). Requests for flight time shall be in a form, whether written or oral, mutually convenient to, and agreed upon by the parties. In addition to the proposed schedules and flight times, Executive shall provide at least the following information for each proposed flight prior to scheduled departure as required by the Company or the Company’s flight crew:
          (a) proposed departure point;
          (b) destination;
          (c) date and time of flight;
          (d) the number, name, and relationship to the Executive of anticipated passengers;
          (e) the nature and extent of luggage and/or cargo to be carried;
          (f) the date and time of return flight, if any; and
          (g) any other information concerning the proposed flight that may be pertinent or required by the Company or the Company’s flight crew.
     7. Scheduling Flights. The Company shall have final authority over the scheduling of the Aircraft, provided, however, that the Company will use reasonable efforts to accommodate

Executive’s requests and to avoid conflicts in scheduling. It is understood that the Company shall not be obligated to retain or contract for additional flight crew or maintenance personnel or equipment in order to accommodate Executive’s schedule requests.
     8. Maintenance of Aircraft. The Company shall be solely responsible for securing maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command. The pilot in command shall have final and complete authority to cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight.
     9. Flight Crew. The Company shall ensure that for each flight conducted under this Agreement that the Aircraft will be under the command of a qualified flight crew. All flight operations by or on behalf of Executive under this Agreement shall be conducted under Part 91 of the FAR. The Company shall have and exercise exclusive operational control of the Aircraft during all phases of all flights under this Agreement, including, without limitation, all flights during which Executive, and/or his guests, designees, or property are on-board the Aircraft.
     10. Safety of Flights. In accordance with applicable FARs, the qualified flight crew provided by the Company will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. Executive specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action that in the considered judgment of the pilot in command is necessitated by considerations of safety. No such action of the pilot in command shall create or support any liability for loss, injury, damage or delay to Executive or any other person. The parties further agree that the Company shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement for any reason whatsoever.
     11. Hull and Liability Insurance.
          (a) The Company, at its sole cost, shall maintain in effect during the Term liability insurance covering public liability, property damage, including passenger legal liability and the all risk hull and engine insurance in at least the amount required under the Aircraft Management Agreement between the Company and The Air Group, Inc. or the Aircraft Lease. The Company’s insurance shall be primary and without right of contribution from any insurance of Executive.
          (b) The Company will provide such additional insurance coverage as Executive shall request or require, provided, however, that the cost of such additional insurance shall be borne by Executive as set forth in paragraph 2.
     12. Representations of Executive.
          (a) Executive warrants that:

               (i) He will use the Aircraft for and on account of his own business or personal use only, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo in air commerce for compensation or hire;
               (ii) He will refrain from incurring any mechanics or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by Executive to convey, mortgage, assign, lease or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and
               (iii) During the term of this Agreement, he will, and will cause any passengers in his party to, abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by a lessee.
          (b) Executive hereby acknowledges and agrees that all rights of Executive under this Agreement with respect to the Raytheon Hawker 800XP aircraft bearing FAA registration number N526XP (to be changed to N837RE) and manufacturer’s serial number 258526, are and will be subject and expressly subordinate to the terms and conditions of the Aircraft Lease and the rights of the Lessor contained therein. Notwithstanding anything to the contrary contained herein, this Agreement shall terminate, or be canceled, at the option of the Lessor, upon written notice to Executive upon the occurrence of an Event of Default (as such term is defined in the Aircraft Lease).
     13. Risk of Loss. The Company assumes and shall bear the entire risk of loss, theft, confiscation, damage to, or destruction of the Aircraft. The Company shall release, indemnify, defend and hold harmless the Executive and his heirs, executors and personal representatives from and against any and all losses, liabilities, claims, judgments, damages, fines, penalties, deficiencies and expenses (including, without limitation, reasonable attorneys fees and expenses) incurred or suffered by Executive on account of a claim or action made or instituted by a third person arising out of or resulting from operations of the Aircraft hereunder and/or any services provided by the Company to Executive hereunder, except to the extent attributable to the gross negligence or willful misconduct of Executive or his guests on the Aircraft.
     14. Aircraft Base. For purposes of this Agreement, the permanent base of operation of the Aircraft shall be Centennial Airport, Englewood, Colorado.
     15. No Assignment. Neither this Agreement nor any party’s interest herein shall be assignable to any other party whatsoever. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective heirs, representatives and successors.
     16. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the Aircraft as set forth herein.
     17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.

     18. Amendments. This Agreement may not be changed, altered, modified or amended, except in writing signed by both parties to this Agreement. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.
     19. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     20. Waiver. No purported waiver by either party of any default by the other party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiving party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term or provision contained herein.
     21. Jointly Prepared. This Agreement is to be deemed to have been prepared jointly by the parties hereto, and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of rules of interpretation for arm’s-length agreements.
     22. No Third Party Rights. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.
     23. No Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture.
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     24. TRUTH IN LEASING STATEMENT UNDER FAR 91.23.
     THE AIRCRAFT, RAYTHEON HAWKER 800XP AIRCRAFT, BEARING MANUFACTURER’S SERIAL NUMBER 258526, CURRENTLY REGISTERED WITH THE FEDERAL AVIATION ADMINISTRATION AS N526XP (TO BE CHANGED TO N837RE) HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91.409(f)(3) DURING THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS LEASE.
     THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91.409(f)(3) FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE.
     UNITED DOMINION REALTY TRUST, INC. A MARYLAND CORPORATION, IS CONSIDERED RESPONSIBLE FOR OPERATIONAL CONTROL OF ALL AIRCRAFT IDENTIFIED AND TO BE OPERATED UNDER THIS LEASE. I, THE UNDERSIGNED, W. MARK WALLIS, AS SENIOR EXECUTIVE VICE PRESIDENT OF UNITED DOMINION REALTY TRUST, INC., CERTIFY THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE AND THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.
     AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.
     THE ADDRESS OF UNITED DOMINION REALTY TRUST, INC. IS 1745 SHEA CENTER DRIVE, SUITE 200, HIGHLANDS RANCH, COLORADO 80129.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

UNITED DOMINION REALTY TRUST, INC.
By:	/s/ W. Mark Wallis
	Name:	W. Mark Wallis
	Title:	Senior Executive Vice President

/s/ Thomas W. Toomey
THOMAS W. TOOMEY

INSTRUCTIONS FOR COMPLIANCE WITH “TRUTH IN LEASING”
REQUIREMENTS
1. Mail a copy of the lease to the following address via certified mail, return receipt requested, immediately upon execution of the lease (14 C.F.R. 91.23 requires that the copy be sent within twenty-four hours after it is signed):
Federal Aviation Administration
Aircraft Registration Branch
ATTN: Technical Section
P. O. Box 25724
Oklahoma City, Oklahoma 73125
2. Telephone the nearest Flight Standards District Office at least forty-eight hours prior to the first flight under this lease.
3. Carry a copy of the lease in the aircraft at all times.